Exhibit 99.1

500 Expressway Drive South, Brentwood, NY 11717

Phone: 631.231.4600

www.medical-action.com

CONTACT:	Charles L. Kelly – Chief Financial Officer MEDICAL ACTION INDUSTRIES INC. (631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS

FOURTH QUARTER AND FISCAL 2011 RESULTS

BRENTWOOD, NY, May 25, 2011 – Medical Action Industries Inc. (NASDAQ/MDCI), a supplier of medical and surgical disposable products, today reported fourth quarter and fiscal 2011 results.

Net sales for the fiscal 2011 fourth quarter were $105,273,000 an increase of $34,050,000 or 48%, above the $71,223,000 in net sales reported for the comparable three months of fiscal 2010. Net sales for the most recent quarter included $34,227,000 in custom procedure tray sales generated by AVID Medical, Inc. which was acquired by Medical Action on August 27, 2010. Excluding sales of custom procedure trays, Medical Action’s net sales for the three months ended March 31, 2011 were $71,046,000, which approximated net sales from the comparable prior year period.

Net income for the fiscal 2011 fourth quarter was $1,085,000 or $0.07 per basic and diluted share, compared to $5,194,000 or $0.32 per basic and diluted share reported for the comparable three months of fiscal 2010.

Net sales for the twelve months ended March 31, 2011 were $362,494,000 an increase of $72,348,000 or 25%, from the $290,146,000 in net sales reported for the comparable twelve months of fiscal 2010. Net sales for fiscal 2011 included $81,468,000 in custom procedure tray sales generated by AVID Medical, Inc. Excluding sales of custom procedure trays, Medical Action’s net sales for the twelve months ended March 31, 2011 were $281,026,000 representing a decline of $9,120,000 from the comparable prior year period. “We have substantially completed the integration of AVID Medical, Inc. during the fourth quarter,” said Paul D. Meringolo. “Our management team is focused on growing sales across each of our product lines, improving operational efficiencies and enhancing our product and service offerings. Our results of operations during the year were adversely effected by rising raw material costs and one time expenses relating to acquisition transaction costs and weather-related water damage at one of our manufacturing facilities,” Meringolo said. “We believe that raw material costs, particularly resin and cotton, will continue to influence our gross margins in the near term. We have responded to rising raw material costs by implementing price increases where commercially practical and managing our operating expenses.”

Net income for the twelve months ended March 31, 2011 was $4,354,000 or $0.27 per basic and diluted share, compared to the $16,841,000 or $1.04 per basic and $1.03 per diluted share, reported for the comparable prior year period. Included in net income for the twelve months ended March 31, 2011 was an extraordinary loss of $1,455,000 or $0.05 per basic and diluted share (net of applicable tax benefit), due to weather-related water damage at an off-site warehouse used to store finished goods inventory and one time transaction costs, which were not tax deductible of $1,335,000 or $0.08 per basic and diluted share related to the acquisition of AVID Medical, Inc.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10 a.m. (ET) on May 25, 2011. You may participate in the conference call by calling (888) 334-3932 (domestic) or (973) 935-8511 (international); conference ID #55561759. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on May 25, 2011.

Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the markets where it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers, long-term care facilities and laboratories. Medical Action’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

Medical Action Industries Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Fiscal Year Ended March 31,
	2011	2010	2009
Net sales	$362,494	$290,146	$296,070
Cost of sales	298,615	221,242	245,135

Gross profit	63,879	68,904	50,935

Selling, general and administrative expenses	51,978	40,198	40,161

Operating income	11,901	28,706	10,774

Interest expense	2,889	1,352	2,682
Interest income	(1)	(4)	(4)

Income before income taxes and extraordinary item	9,013	27,358	8,096
Income tax expense	3,821	10,517	3,141

Income before extraordinary item	5,192	16,841	4,955
Extraordinary loss (net of tax benefit of $617)	(838)	—	—

Net income	$4,354	$16,841	$4,955

Per share basis :
Basic
Income before extraordinary items	$0.32	$1.04	$0.31
Extraordinary loss (net of tax benefit)	(0.05)	—	—

Net income	$0.27	$1.04	$0.31

Diluted
Income before extraordinary items	$0.32	$1.03	$0.31
Extraordinary loss (net of tax benefit)	(0.05)	—	—

Net income	$0.27	$1.03	$0.31

Medical Action Industries Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2011	March 31, 2010
Current Assets
Cash and cash equivalents	$1,691	$5,641
Accounts receivable, less allowance for doubtful accounts of $804 at March 31, 2011 and $659 at March 31, 2010	32,330	18,294
Inventories, net	54,674	34,860
Prepaid expenses	1,702	1,109
Deferred income taxes	2,801	2,363
Prepaid income taxes	1,938	785
Other current assets	1,637	396

Total Current Assets	96,773	63,448

Property, plant and equipment, net	53,901	39,816
Goodwill	108,652	80,699
Other intangible assets, net	41,860	14,457
Other assets, net	3,319	2,376

Total Assets	$304,505	$200,796

Current Liabilities
Accounts payable	$17,069	$11,691
Accrued expenses	22,235	12,216
Current portion of capital lease obligation	92	—
Current portion of long-term debt	16,360	15,501

Total Current Liabilities	55,756	39,408

Deferred income taxes	27,956	15,932
Capital lease obligation, less current portion	13,790	—
Long-term debt, less current portion	58,776	2,734

Total Liabilities	156,278	58,074

Stockholders’ Equity

Common stock 40,000,000 shares authorized, $.001 par value; issued and outstanding 16,383,128 shares at March 31, 2011 and 16,344,411 shares at March 31, 2010	16	16
Additional paid-in capital	33,799	32,585
Accumulated other comprehensive loss	(437)	(374)
Retained earnings	114,849	110,495

Total Stockholders’ Equity	148,227	142,722

Total Liabilities and Stockholders’ Equity	$304,505	$200,796

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